SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

ExactTarget, Inc.

(Name of Issuer)

Common Stock, $0.0005 Par Value

(Title of Class of Securities)

30064K105

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Battery Ventures VIII, L.P. (“BV8”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
2,255,992 shares, except that Battery Partners VIII, LLC (“BP8 LLC”), the sole general partner of BV8, and its investment advisor Battery Management Corp. (“BMC,” and together with BP8 LLC, the “Battery VIII Companies”), may be deemed to have sole power to vote these shares; Neeraj Agrawal (“Agrawal”), a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Michael Brown (“Brown”), a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Thomas J. Crotty (“Crotty”), a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Richard D. Frisbie (“Frisbie”), a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Kenneth P. Lawler (“Lawler”), a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Roger H. Lee (“Lee”), a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; R. David Tabors (“Tabors”), a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; and Scott R. Tobin (“Tobin”), a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
2,255,992 shares, except that the Battery VIII Companies, may be deemed to have sole dispositive power with respect to these shares; Agrawal, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Brown, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Crotty, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Frisbie, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Lawler, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Lee, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Tabors, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; and Tobin, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,255,992 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 3.3%

12	Type of Reporting Person* PN

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Battery Partners VIII, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
2,255,992 shares, of which all 2,255,992 are directly owned by BV8, except that Agrawal, a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Brown, a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Crotty, a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Frisbie, a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Lawler, a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Lee, a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; Tabors, a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares; and Tobin, a managing member or officer of the Battery VIII Companies, may be deemed to have shared power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
2,255,992 shares, of which all 2,255,992 are directly owned by BV8, except that Agrawal, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Brown, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Crotty, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Frisbie, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Lawler, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Lee, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; Tabors, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares; and Tobin, a managing member or officer of the Battery VIII Companies, may be deemed to have shared dispositive power with respect to these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,255,992 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 3.3%

12	Type of Reporting Person* OO

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Battery Ventures VIII Side Fund, L.P. (“BV8 SF”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
2,255,992 shares, except that Battery Partners VIII Side Fund, LLC (“BP8 SF LLC”), the sole general partner of BV8 SF, and its investment advisor BMC (together with BP8 SF LLC, the “Battery VIII SF Companies”), may be deemed to have sole power to vote these shares; Agrawal, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Brown, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Crotty, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Frisbie, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Lawler, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Lee, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Tabors, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; and Tobin, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
2,255,992 shares, except that the Battery VIII SF Companies, may be deemed to have sole dispositive power with respect to these shares; Agrawal, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Brown, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Crotty, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Frisbie, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Lawler, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Lee, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Tabors, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; and Tobin, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,255,992 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 3.3%

12	Type of Reporting Person* PN

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Battery Partners VIII Side Fund, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
2,255,992 shares, of which all 2,255,992 are directly owned by BV8 SF, except that Agrawal, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Brown, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Crotty, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Frisbie, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Lawler, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Lee, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; Tabors, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares; and Tobin, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared power to vote these shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
2,255,992 shares, of which all 2,255,992 are directly owned by BV8 SF, except that Agrawal, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Brown, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Crotty, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Frisbie, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Lawler, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Lee, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; Tabors, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares; and Tobin, a managing member or officer of the Battery VIII SF Companies, may be deemed to have shared dispositive power with respect to these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,255,992 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 3.3%

12	Type of Reporting Person* OO

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Battery Management Company, LLC (“BMC LLC”)

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 20,000 shares, except that Crotty may be deemed to have sole power to vote these shares.

	6	Shared Voting Power See response to row 5

	7	Sole Dispositive Power 20,000 shares, except that Crotty may be deemed to have sole dispositive power with respect to these shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person* OO

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Neeraj Agrawal

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Agrawal is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared power to vote the BV8 shares.  Agrawal is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared power to vote the BV8 SF shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Agrawal is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared dispositive power with respect to the BV8 shares.  Agrawal is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared dispositive power with respect to the BV8 SF shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,984 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.6%

12	Type of Reporting Person* IN

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Michael Brown

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Brown is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared power to vote the BV8 shares.  Brown is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared power to vote the BV8 SF shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Brown is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared dispositive power with respect to the BV8 shares.  Brown is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared dispositive power with respect to the BV8 SF shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,984 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.6%

12	Type of Reporting Person* IN

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Thomas J. Crotty

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
4,531,984 shares, of which 2,255,992 are directly owned by BV8, 2,255,992 are directly owned by BV8 SF and 20,000 are directly owned by BMC LLC.  Crotty is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared power to vote the BV8 shares.  Crotty is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared power to vote the BV8 SF shares.  Crotty may be deemed to have sole power to vote the BMC LLC shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
4,531,984 shares, of which 2,255,992 are directly owned by BV8, 2,255,992 are directly owned by BV8 SF and 20,000 are directly owned by BMC LLC.  Crotty is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared dispositive power with respect to the BV8 shares.  Crotty is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared dispositive power with respect to the BV8 SF shares.  Crotty may be deemed to have sole dispositive power with respect to the BMC LLC shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,531,984 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.6%

12	Type of Reporting Person* IN

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Richard D. Frisbie

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Frisbie is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared power to vote the BV8 shares.  Frisbie is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared power to vote the BV8 SF shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Frisbie is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared dispositive power with respect to the BV8 shares.  Frisbie is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared dispositive power with respect to the BV8 SF shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,984 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.6%

12	Type of Reporting Person* IN

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Kenneth P. Lawler

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Lawler is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared power to vote the BV8 shares.  Lawler is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared power to vote the BV8 SF shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Lawler is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared dispositive power with respect to the BV8 shares.  Lawler is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared dispositive power with respect to the BV8 SF shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,984 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.6%

12	Type of Reporting Person* IN

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Roger H. Lee

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Lee is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared power to vote the BV8 shares.  Lee is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared power to vote the BV8 SF shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Lee is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared dispositive power with respect to the BV8 shares.  Lee is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared dispositive power with respect to the BV8 SF shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,984 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.6%

12	Type of Reporting Person* IN

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): R. David Tabors

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Tabors is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared power to vote the BV8 shares.  Tabors is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared power to vote the BV8 SF shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Tabors is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared dispositive power with respect to the BV8 shares.  Tabors is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared dispositive power with respect to the BV8 SF shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,984 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.6%

12	Type of Reporting Person* IN

CUSIP No. 30064K105		Schedule 13G

1	Name of Reporting Person: I.R.S. Identification No. of Above Person (Entities Only): Scott R. Tobin

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5

Sole Voting Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Tobin is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared power to vote the BV8 shares.  Tobin is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared power to vote the BV8 SF shares.

	6	Shared Voting Power See response to row 5

7

Sole Dispositive Power
4,511,984 shares, of which 2,255,992 are directly owned by BV8 and 2,255,992 are directly owned by BV8 SF.  Tobin is a managing member or officer of the Battery VIII Companies, and may be deemed to have shared dispositive power with respect to the BV8 shares.  Tobin is a managing member or officer of the Battery VIII SF Companies, and may be deemed to have shared dispositive power with respect to the BV8 SF shares.

	8	Shared Dispositive Power See response to row 7

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,511,984 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 6.6%

12	Type of Reporting Person* IN

CUSIP No. 30064K105	Schedule 13G

Item 1(a).	Name of Issuer: ExactTarget, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices: 20 North Meridian Street, Suite 200 Indianapolis, Indiana 46204

Item 2(a).

Name of Person Filing:
Battery Ventures VIII, L.P. (“BV8”), Battery Partners VIII, LLC (“BP8 LLC”), Battery Partners VIII Side Fund, L.P. (“BV8 SF”), Battery Partners VIII Side Fund, LLC (“BP8 SF LLC”), Battery Management Company, LLC (“BMC LLC”), Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Thomas J. Crotty (“Crotty”), Richard D. Frisbie (“Frisbie”), Kenneth P. Lawler (“Lawler”), Roger H. Lee (“Lee”), R. David Tabors (“Tabors”) and Scott R. Tobin (“Tobin”).  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Messrs. Agrawal, Brown, Crotty, Frisbie, Lawler, Lee, Tabors and Tobin are the sole managing members of BP8 LLC, the sole general partner of BV8, and/or the officers of BMC, the investment advisor to BP8 LLC.

Messrs. Agrawal, Brown, Crotty, Frisbie, Lawler, Lee, Tabors and Tobin are the sole managing members of BP8 SF LLC, the sole general partner of BV8 SF, and/or the officers of BMC, the investment advisor to BP8 SF LLC.

Item 2(b).	Address of Principal Business Office or, if none, Residence: Battery Ventures 930 Winter Street, Suite 2500 Waltham, MA 02451
Item 2(c).

Citizenship:
Agrawal, Brown, Crotty, Frisbie, Lawler, Lee, Tabors and Tobin are United States citizens.  BV8 is a limited partnership organized under the laws of the State of Delaware.  BP8 LLC is a limited liability company organized under the laws of the State of Delaware.  BV8 SF is a limited partnership organized under the laws of the State of Delaware.  BP8 SF LLC is a limited liability company organized under the laws of the State of Delaware.  BMC LLC is a limited liability company organized under the laws of the State of Delaware.

Item 2(d).	Title of Class of Securities: Common Stock, $0.0005 par value per share.
Item 2(e).	CUSIP Number: 30064K105

Item 3.	Not Applicable

CUSIP No. 30064K105	Schedule 13G

Item 4.	Ownership

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons is based upon 68,081,668 shares of Common Stock outstanding as of November 5, 2012, as reported in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2012, filed on November 9, 2012.

The following information with respect to the ownership of the ordinary shares of the issuer by the Reporting Persons filing this Statement is provided as of December 31, 2012:

(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreement of BV8, the general and limited partners may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by BV8.  Under certain circumstances set forth in the limited partnership agreement of BV8 SF, the general and limited partners may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by BV8 SF.  Under certain circumstances set forth in the limited liability company agreement of BMC LLC, the members may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by BMC LLC.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

CUSIP No. 30064K105	Schedule 13G

Item 10.	Certification
Not applicable.

Signature

After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 15, 2013

BATTERY VENTURES VIII, L.P.

By:	Battery Partners VIII, LLC

By:	*
Managing Member

BATTERY PARTNERS VIII, LLC

By:	*
Managing Member

BATTERY VENTURES VIII SIDE FUND, L.P.

By:	Battery Partners VIII Side Fund, LLC

By:	*
Managing Member

BATTERY PARTNERS VIII SIDE FUND, LLC

By:	*
Managing Member

BATTERY MANAGEMENT COMPANY, LLC

By:	*
Managing Member

CUSIP No. 30064K105	Schedule 13G

NEERAJ AGRAWAL

By:	*
Neeraj Agrawal

MICHAEL BROWN

By:	*
Michael Brown

THOMAS J. CROTTY

By:	*
Thomas J. Crotty

RICHARD D. FRISBIE

By:	*
Richard D. Frisbie

KENNETH P. LAWLER

By:	*
Kenneth P. Lawler

ROGER H. LEE

By:	*
Roger H. Lee

R. DAVID TABORS

By:	*
R. David Tabors

CUSIP No. 30064K105	Schedule 13G

SCOTT R. TOBIN

By:	*
Scott R. Tobin

*By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Attorney-in-Fact

This Schedule 13G was executed pursuant to a Power of Attorney.   Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.

CUSIP No. 30064K105	Schedule 13G

EXHIBIT I

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Bazaarvoice, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 15, 2013

BATTERY VENTURES VIII, L.P.

By:	Battery Partners VIII, LLC

By:	*
Managing Member

BATTERY PARTNERS VIII, LLC

By:	*
Managing Member

BATTERY VENTURES VIII SIDE FUND, L.P.

By:	Battery Partners VIII Side Fund, LLC

By:	*
Managing Member

BATTERY PARTNERS VIII SIDE FUND, LLC

By:	*
Managing Member

BATTERY MANAGEMENT COMPANY, LLC

By:	*
Managing Member

CUSIP No. 30064K105	Schedule 13G

NEERAJ AGRAWAL

By:	*
Neeraj Agrawal

MICHAEL BROWN

By:	*
Michael Brown

THOMAS J. CROTTY

By:	*
Thomas J. Crotty

RICHARD D. FRISBIE

By:	*
Richard D. Frisbie

KENNETH P. LAWLER

By:	*
Kenneth P. Lawler

ROGER H. LEE

By:	*
Roger H. Lee

R. DAVID TABORS

By:	*
R. David Tabors

CUSIP No. 30064K105	Schedule 13G

SCOTT R. TOBIN

By:	*
Scott R. Tobin

*By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Attorney-in-Fact

This Schedule 13G was executed pursuant to a Power of Attorney.   Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.